Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the registration statement on Form S-4 of New England Bancshares, Inc. of our report dated April 19, 2006, with respect to the consolidated balance sheets of New England Bancshares, Inc. as of March 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2006 and to the reference to our firm under the heading “Experts” in the prospectus/proxy statement.

/s/ Shatswell, Macleod & Company, P.C.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

January 16, 2007